CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
BWX TECHNOLOGIES, INC.
The undersigned, Thomas E. McCabe, certifies that he is the Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of BWX Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:
1. The name of the Corporation is BWX Technologies, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State the State of Delaware on March 8, 2010 and was restated by the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 2, 2010. The Restated Certificate of Incorporation was amended by the Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 30, 2015.
2. This Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
3. Article FIFTH of the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:
FIFTH: (a) Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
(b) Number, Election, Classification and Terms of Directors. The number of directors which will constitute the whole Board of Directors shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of at least a majority of the directors then in office (subject to such rights of holders of a series of shares of Preferred Stock to elect one or more directors pursuant to any provisions contained in a Directors’ Resolution with respect to such series), but in any event will not be less than three. The directors shall be and are divided into three classes, with the terms of the classes elected at the annual meetings of stockholders held in 2017, 2018 and 2019, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the third annual meeting of stockholders held after the 2019 annual meeting of stockholders and the Board of Directors will cease to be classified at such time. Notwithstanding the preceding sentence, but subject to the rights, if any, of the holders of a series of the Preferred Stock then outstanding, each director elected by the stockholders after the 2019 annual meeting of stockholders shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, each director will serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.
In the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. .
Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
(c) Removal of Directors. From and after the third annual meeting of stockholders following the 2019 annual meeting of stockholders, directors shall be removable either with or without cause, and the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Until the third annual meeting of stockholders following the 2019 annual meeting of stockholders, no director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise, except for cause or a Board Determination (as defined below), and then only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. With respect to any removal pursuant to the preceding sentence, except as applicable law otherwise provides and unless the Board of Directors has made a determination that removal is in the best interests of the

Corporation (in which case a finding of cause is not required for removal), which determination shall require the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose (a “Board Determination”), “cause” for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors voting separately as a class pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution. The foregoing provisions of this Article FIFTH are subject to the terms of any series of Preferred Stock with respect to the directors to be elected solely by the holders of such series of Preferred Stock.
(d) Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of at least a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for either the remainder of the full term of the class of directors in which the vacancy occurred or, in the case of a newly created directorship, for a term expiring at the first annual meeting of stockholders held after such director’s election and, in each case, until that director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise with respect to directors elected pursuant to any provisions contained in a Directors’ Resolution with respect to such series, no decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
(e) Amendment of Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of at least a majority of the directors then in office. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
(f) Certain Amendments. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Article FIFTH or Article SIXTH.
IN WITNESS WHEREOF, I have signed this Certificate of Amendment to the Restated Certificate of Incorporation on behalf of BWX Technologies, Inc. this 14th day of May, 2019.

BWX TECHNOLOGIES, INC.

By:	/s/ Thomas E. McCabe
Thomas E. McCabe
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary